Exhibit 99.2

Important Notice Regarding the Availability Information Statement Materials for

SEARS HOLDINGS CORPORATION

You are receiving this communication because you hold securities in Sears Holdings Corporation. Sears Holdings Corporation has released informational materials regarding its spin-off of its indirect wholly owned subsidiary, Lands’ End, Inc. (“Lands’ End”), which is now available for your review (“Spin-Off Materials”). This notice provides instructions on how to access the Spin-Off Materials for informational purposes only. It is not a form for voting and presents only an overview of the Spin-Off Materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Spin-Off Materials.

To effect the spin-off, Sears Holdings Corporation will distribute all of the shares of Lands’ End common stock on a pro rata basis to the holders of Sears Holdings Corporation common stock, except that holders of Sears Holdings Corporation restricted stock that is unvested as of the record date will receive cash awards in lieu of shares. Following the distribution, which will be effective on April 4, 2014, Lands’ End will be an independent, publicly traded company. Sears Holdings Corporation is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

The Spin-Off Materials consist of the Information Statement that Lands’ End has prepared in connection with the spin-off. You may view the Spin-Off Materials online at www.searsholdings.com/invest/LEInfoStmt and easily request a paper or e-mail copy. Please make your request for a paper copy on or before                     , 2014 to facilitate timely delivery.

How to Access the Materials:

To View Online: www.searsholdings.com/invest/LEInfoStmt

How to Request and Receive a PAPER or E-MAIL Copy:

By Telephone – Call toll-free at 1-800-868-1391 to order a paper copy by mail.

By E-Mail – landsend@georgeson.com

SEARS HOLDINGS CORPORATION

3333 BEVERLY ROAD, B6-256B

HOFFMAN ESTATES, IL 60179